UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                             Intrepid Holdings, Inc.
                             -----------------------
             (Exact name of registrant as specified in its charter)

                                     Nevada
                                     ------
         (State or other jurisdiction of incorporation or organization)

                                   88-0465858
                                   ----------
                      (I.R.S. Employer Identification No.)

                    3200 Wilcrest, Suite 380, Houston, Texas   77042
                    -------------------------------------------------
              (Address of Principal Executive Offices)      (Zip Code)

             2005 Stock Plan for Directors, Officers and Consultants
             -------------------------------------------------------
                            (Full title of the plan)

          Maurice Stone, 3200 Wilcrest, Ste. 575, Houston, Texas 77042
          ------------------------------------------------------------
                     (Name and address of agent for service)

                                 (713) 278-1990
                                 --------------
          (Telephone number, including area code, of agent for service)

                           CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED
                                                     PROPOSED             MAXIMUM
                                                     MAXIMUM        AGGREGATE OFFERING
TITLE OF SECURITIES TO BE        AMOUNT TO BE   OFFERING PRICE PER         PRICE        AMOUNT OF
      REGISTERED                  REGISTERED          SHARE                          REGISTRATION FEE
     Common Stock                  3,000,000          $0.365            $730,000        $117.70

(1)      Includes Common Stock and any underlying Warrants plus such indeterminate number of shares of Common Stock of the Registrant as may be issuable by reason of the anti-dilution provisions of the Plan.
(2)      Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the shares of Common
Stock underlying the Warrants to be registered hereby estimated in accordance with Rule
457(c), solely for the purpose of computing the registration fee, on the basis of the average of the bid and ask price per share of Common Stock of the Registrant on December
19, 2005.

                                     PART I

ITEM 1.  PLAN INFORMATION.

(A) GENERAL PLAN INFORMATION

   TITLE OF THE PLAN:  2005 STOCK PLAN FOR DIRECTORS, OFFICERS AND CONSULTANTS

The 2005 Stock Plan for Directors, Officers and Consultants was approved to enhance the ability of Intrepid Holdings, Inc. to attract and retain highly
qualified and experienced directors, officers, and consultants.   Three million
shares of common stock (3,000,000) have been reserved for issuance by the Board of Directors under the Plan. The Board may amend, alter or discontinue the Plan but no amendment or alteration shall be made which would impair the rights of any participant without his consent. The Plan is not subject to the provisions of the Employment Retirement Income Security Act of 1974. The Plan was approved by the Board of Directors on October 20, 2005 and will expire ten years from its effective date. Participants may obtain additional information by contacting the Agent for Service of Process indicated on the cover page of this registration statement. The existence of the Plan does not preclude the Board from adopting other or additional incentive arrangements in the future.

The Plan is administered by the Compensation Committee of the Board of Directors under the supervision of the Board of Directors. The Board has authorized 3 million shares of common stock to be reserved and set-aside under the Plan. Shares granted under the Plan shall have all voting rights, dividend rights and all other rights held by all other owners of the Company's common stock. No grants of stock or stock options have been made under the plan prior to the date of this registration statement. The Committee may also make eligible grants of preferred stock under the terms of the Plan. In addition, the Committee may make grants of restricted stock under the Plan and participants who receive such restricted stock will not be able to sell such stock unless the stock can be sold under a recognized exemption from the registration requirements of the Securities Act or under the provisions of Rule 144.

Eligible participants under the Plan include directors, employees, officers and consultants, advisors and attorneys of the Company and its wholly owned
subsidiary.   Grants may include bonuses, and other incentive compensation to eligible participants in the Plan. If a recapitalization of the Company's securities should occur at any time during which employees have outstanding option right under the Plan, such as a stock split, or stock dividend, then the number of shares exercisable by the Plan participant shall be adjusted as provided in the option or warrant.

All plan participants will receive complete plan information in addition to the option or warrant agreement related specifically to the stock grant for that participant. In addition, the Company will provide to each participant a copy of its annual report.

Participants receiving grants under the plan will experience certain tax consequences related to the value of the securities they receive on the date of the grant. This means that if a participant receives a grant with a value higher than the cost basis of that employee in the grant (a stock option for example), then the participant will be liable for the value of the security on the date of the grant as income.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of the registration statement, and stating that these documents are incorporated by reference in the Section
10(a) prospectus.    A copy of the Plan and Annual report shall be made
available to all eligible participants upon written or oral request to the Plan Administrator, Mr. Maurice Stone, 3200 Wilcrest, Ste. 380, Houston, Texas 77042

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The registrant hereby incorporates by reference the documents listed in (a)
through (c) below.   All documents subsequently filed by it pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)  The registrant's latest annual report on Form 10-KSB.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The description of securities contained in earlier SEC filings including any amendment or report filed for the purpose of updating such description.

ITEM 4. DESCRIPTION OF SECURITIES

Incorporated by reference from earlier SEC filings.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our corporate documents, including our Bylaws provide for the indemnification of our Directors and Officers to the full extent permitted by Law. If a claim is made against the Company or its Directors and Officers, this indemnification obligation could effect the value of our securities and impact our operations.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the
corporation, or is or was          serving at the request of the corporation as
a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not
opposed to the best interests of the corporation.   Indemnification may not be
made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit 4:     2005 Stock Plan for Directors, Officers and Consultants
Exhibit 5:     Legal Opinion

ITEM 9. UNDERTAKINGS

The registrant hereby undertakes to file, during the period in which any offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 and to reflect in such prospectus any material change in the information contained in this registration statement and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference it the prospectus and furnish pursuant to any meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Thomas Cloud
------------------
Thomas Cloud, President and Accounting Officer

/s/ Maurice Stone
-------------------
Maurice Stone, Chairman

/s/ Jonathan Gilchrist
-----------------------------
Jonathan Gilchrist, Director

/s/ Toney Means
---------------------------------
Toney Means, Director

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